Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-141009 and 333-132530 on Form S-3 and Registration Statement No. 333-122637 on Form S-8 of our report dated March 13, 2013 relating to the consolidated financial statements and financial statement schedule of ARC Document Solutions, Inc. and subsidiaries, and the effectiveness of ARC Document Solutions, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ARC Document Solutions, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 13, 2013